Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2021 RESULTS AND PROVIDES 2022 GUIDANCE

REPORTS NET INCOME OF $34.4 MILLION, OR $0.58 PER DILUTED SHARE IN FOURTH QUARTER 2021 AND 250% GROWTH IN PROVED SEC RESERVES

HOUSTON – March 9, 2022 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the fourth quarter and full year of 2021.

Highlights and Recent Key Items:

•

Reported strong Q4 2021 net income of $34.4 million ($0.58 per diluted share) driven by solid sales, higher realized pricing, and a $16.1 million non-cash deferred tax benefit; reported $81.8 million ($1.37 per diluted share) in net income for full year 2021;

o	Generated $12.5 million ($0.21 per diluted share) of Adjusted Net Income(1) in Q4 2021 and $39.6 million ($0.67 per diluted share) for full year 2021;
•	Generated Adjusted EBITDAX(1) of $22.6 million in Q4 2021 and $85.8 million for full year 2021;
•

Sold 709,000 barrels of oil in Q4 2021 and produced 7,554 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 8,683 working interest (“WI”)(3) BOPD in Q4 2021, above the midpoint of guidance;

o	Increased full year 2021 sales to 2.71 million barrels of oil (“MMBO”) and production averaged 7,119 NRI BOPD, or 8,183 WI BOPD;
•	Increased year-end 2021 SEC proved reserves by 250% to 11.2 MMBO, and increased year-end 2P CPR reserves(4) by 88% to 19.5 MMBO;
•	Successfully drilled, completed and placed on production the Etame 8H-ST development well, the first well in the 2021/2022 drilling campaign, with an initial flow rate of about 5,000 gross BOPD;
•	Reported no debt, a strong cash balance of $48.7 million as of December 31, 2021, which did not include the proceeds from the December lifting of $22.5 million which were received in January 2022;
•	Adopted a quarterly cash dividend policy in Q4 2021 and scheduled initial payment of $0.0325 per common share on March 18, 2022 to stockholders of record at close of business on February 18, 2022; and
•	Announced 2022 operational and financial guidance, which includes the benefit of the cost savings associated with the floating, storage and offloading vessel (“FSO”) conversion in late 2022.

(1)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.

(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.
(4)	See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR reserves.

George Maxwell, VAALCO’s Chief Executive Officer commented, “As shown by these strong 2021 results, we are delivering operationally, benefiting from the improved commodity price environment and generating significant cash flow, firmly placing VAALCO in a financially stronger position and poised to execute on accretive growth initiatives in 2022 and beyond.  In the fourth quarter 2021, we produced 7,554 NRI BOPD, which was above the midpoint of guidance, generated nearly $23 million in Adjusted EBITDAX and maintained a debt free balance sheet with a cash position of $48.7 million, while funding our 2021/2022 drilling campaign and FSO conversion from cash on hand and through cash from operations.”

“Enhancing our production, reducing our costs and extending the economic life of our assets are key tenets to VAALCO’s continued success.  In December 2021, we kicked off the 2021/2022 drilling campaign with the highly successful Etame 8H-ST development well. In early February 2022, we completed and brought that well online with initial flow rates of approximately 5,000 gross BOPD. We are currently drilling the second well in the 2021/2022 program, the Avouma 3H-ST1 development well. We believe that executing another successful drilling campaign with the goal of adding material production and reserves will significantly improve our size and scale, further enhancing our ability to execute on our accretive future growth initiatives. Additionally, we are progressing our FSO solution, which is on track to come online in September 2022. We anticipate that storage and offloading costs will decrease by almost 50% compared to the current FPSO and overall costs are expected to decrease by approximately 17% to 20%.  These cost savings would significantly improve margins, enhance cash flow generation and sustain operational excellence and robust financial performance at Etame through 2030. We are excited with the multi-year accretive growth plan and upside potential at Etame.”

“Etame is a high-quality asset from which VAALCO has consistently realized upside potential, as demonstrated by the substantial growth of our proved reserve base.  The increase resulted from a combination of positive factors including improved well performance, Etame field life extension resulting from our changeover to a more cost-effective FSO this year, PUD additions, positive oil pricing revisions and acquisitions. We have a strong, stable reserve base with substantial organic upside opportunities and will continue to look for additional accretive acquisitions to further enhance our reserve base.”

Maxwell concluded, “Finally, while we are looking to grow VAALCO, we continue to generate significant cash flow and have funded our endeavors with cash on hand and cash from operations.  Additionally, we believe that it is important for E&P companies to return cash to shareholders and we initiated a dividend policy that reflects the strength and sustainability of our business, and the confidence in our near-term outlook.  Our Board believes that the implementation of a sustainable, quarterly cash dividend is the right approach for VAALCO, based on our strong balance sheet and ability to generate meaningful free cash flow.  The present industry tailwinds are particularly strong for VAALCO and we are pleased to be capitalizing on this strong commodity price environment. We also believe that there are many accretive opportunities for VAALCO, both organically and inorganically, that will enhance our ability to generate cash flow and return value to our shareholders.”

Operational Update

Gabon

2021/2022 Drilling Campaign

VAALCO began its 2021/2022 drilling campaign in December 2021 with the drilling of the Etame 8H-ST development well. The well came online in February 2022 and had initial flow rates of approximately 5,000 gross BOPD, but was choked back to about 4,200 BOPD for reservoir management purposes. VAALCO moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST1 development well, which is currently drilling. This is another development well targeting the Gamba reservoir and the first of two planned development wells to be drilled on the Avouma platform. The Company is currently planning to drill four wells as part of its 2021/2022 drilling campaign. VAALCO continues to estimate the total cost of the 2021/2022 drilling campaign at Etame to be between $117.0 million and $143.0 million gross, or between $74.0 million and $91.0 million net to VAALCO’s 63.6% participating interest.

Consortium Provisionally Awarded Two Offshore Blocks in Gabon

The consortium of VAALCO, BW Energy and Panoro Energy (the “BWE Consortium”) has been provisionally awarded two blocks in the 12th Offshore Licensing Round in Gabon. The award is subject to finalizing the terms of the production sharing contracts (“PSC”) with the Gabonese government. BW Energy will be the operator with a 37.5% working interest, with VAALCO (37.5% working interest) and Panoro Energy (25% working interest) as non-operating joint owners. The two blocks, G12-13 and H12-13, are adjacent to VAALCO’s Etame PSC as well as BW Energy and Panoro’s Dussafu PSC offshore Southern Gabon, and cover an area of 2,989 square kilometers and 1,929 square kilometers, respectively. Both Etame and Dussafu have been highly successful exploration, development and production projects undertaken by the BWE Consortium members over the past 20 years with approximately 250 million barrels discovered to date.

The two blocks will be held by the BWE Consortium and the PSCs will provide for two exploration periods totaling eight years which may be extended by two additional years. During the first exploration period, the joint owners intend to reprocess existing seismic and carry out a 3-D seismic campaign and have also committed to drilling one exploration well on each of the two blocks. In the event the consortium elects to enter the second exploration period, the BWE Consortium will be committed to drilling at least one exploration well on each of the awarded blocks.

FSO Conversion

In August 2021, VAALCO and its co-venturers at Etame approved the Bareboat Contract and Operating Agreement (collectively, the “FSO Agreements”) with World Carrier Offshore Services Corp to replace the existing Floating Production, Storage and Offloading unit (“FPSO”) with an FSO at the Etame Marin block offshore Gabon for up to eight years with additional option periods available. The current FPSO contract expires in September 2022. VAALCO currently believes that all of the associated engineering, long-lead equipment and significant contracts are proceeding in-line with the anticipated timelines and expected delivery schedules for the deployment of the FSO in the third quarter of 2022.  Field reconfiguration activities are expected to begin in March 2022, as planned.  The Cap Diamant, a double-hull crude tanker built in 2001 that is being re-engineered as the new FSO, entered the shipyard in late February 2022 on schedule in Bahrain, for the final modifications and certifications.  VAALCO expects the vessel will begin sea trials in late June before being mobilized to Gabon.

Compared to the current FPSO agreement, the new FSO is expected to significantly reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame.  Current total field level capital conversion estimates are $40 to $50 million gross ($26 to $32 million net to VAALCO).  This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030, which would give the project a very attractive payback period of less than two and a half years.

Equatorial Guinea

VAALCO will have a 45.9% WI in Block P offshore Equatorial Guinea, once the Ministry of Mines and Hydrocarbons approves the new amendment to the PSC. VAALCO has completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P.  The Company is now proceeding to a field development plan and will work closely with the other joint venture owners to complete this over the coming months.  The Block P PSC provides for a development and production period of 25 years from the date of approval of a development and production plan.

Year-End 2021 Reserves

VAALCO’s SEC proved reserves at December 31, 2021 were 11.2 MMBO, with 7.2 MMBO in proved developed reserves and 4.0 MMBO in proved undeveloped reserves. The Company’s SEC reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., (“NSAI”) who has provided annual independent estimates of VAALCO’s year-end SEC reserves for over 15 years.  In 2021, the Company added 2.6 MMBO of SEC proved reserves through the acquisition of Sasol Gabon S.A.’s (“Sasol”) interest at Etame, 3.0 MMBO due to positive oil price revisions and 5.0 MMBO due to positive well performance revisions and FSO-related field life extension, and the addition of four PUD locations. These additions were partially offset by 2.6 MMBO due to full year 2021 production.

The present value of proved reserves discounted at 10% (“PV-10”)1 of VAALCO’s proved SEC reserves, utilizing SEC pricing of $69.10 per barrel of crude oil (average of monthly Brent prices on the first of each month for calendar year 2021 adjusted for price differentials), increased to $99.3 million at December 31, 2021 from $14.7 million at December 31, 2020.  The SEC pricing utilized for PV-10 for year-end 2020 was $42.46 per barrel.

MMBO
Proved SEC Reserves at December 31, 2020	3.2
2021 Production	(2.6)
Revisions of previous estimates – performance and PUDS	5.0
Revisions of previous estimates - pricing	3.0
Purchase of reserves	2.6
Proved SEC Reserves at December 31, 2021	11.2

1 See “Supplemental Non-GAAP Financial Measures” below regarding proved reserves and PV-10.

At year-end 2021, NSAI provided the 2P CPR estimate of proven and probable reserves which was prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 using VAALCO’s management assumptions for future Brent escalated crude oil pricing and costs shown below under “Supplemental Non-GAAP Financial Measures - 2P CPR Reserves”. The 2P CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties.  The year-end 2021 2P CPR estimate of reserves is 19.5 MMBO to VAALCO’s WI, an increase of 88% from 10.4 MMBO at December 31, 2020. The PV-10 value of VAALCO’s 2P CPR reserves at year-end 2021, utilizing management escalated pricing and cost assumptions, is $183.7 million, up 117% from $84.4 million at December 31, 2020.

See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR reserves.

Financial Update – Fourth Quarter of 2021

Net income of $34.4 million ($0.58 per diluted share) for the fourth quarter of 2021 compared favorably with net income of $31.7 million ($0.53 per diluted share) in the third quarter of 2021 and a loss of $3.6 million ($0.06 per diluted share) in the fourth quarter of 2020. The fourth quarter of 2021 reflected stronger revenue due to increased sales in the quarter, higher realized pricing and a non-cash deferred tax benefit, compared with the fourth quarter of 2020. The fourth quarter of 2021 included a $16.1 non-cash deferred tax benefit, partially offset by a $1.8 million loss on derivative instruments, while the third quarter 2021 included a $22.7 million non-cash deferred tax benefit, partially offset by a $5.1 million loss on derivative instruments.

Adjusted Net Income for the fourth quarter of 2021 increased to $12.5 million ($0.21 per diluted share) from Adjusted Net Income of $10.0 million or ($0.17 per diluted share) in the third quarter of 2021 primarily as a result of lower production costs and DD&A costs, partially offset by higher realized losses on derivatives. Adjusted Net Income for the fourth quarter of 2020 was a loss of $5.6 million ($0.10 per diluted share).

Adjusted EBITDAX totaled $22.6 million in the fourth quarter of 2021, a decrease of 3% compared with $23.3 million in the third quarter of 2021 driven by higher realized losses on derivates partially offset by lower production costs. However, fourth quarter 2021 EBITDAX was more than six times the $3.5 million generated in the same period in 2020. Adjusted EBITDAX for the fourth quarter of 2021 was higher compared to the prior year primarily due to improved realized prices and increased sales partially offset by higher production costs and higher realized losses on derivatives.

Revenue and Sales	Q4 2021	Q4 2020	% Change Q4 2021 vs. Q4 2020	Q3 2021	% Change Q4 2021 vs. Q3 2021
Production (NRI BOPD)	7,554	4,662	62%	7,694	(2)%
Sales (NRI BO)	709,000	290,000	144%	741,000	(4)%
Realized crude oil price ($/BO)	$77.31	$42.07	84%	$73.02	6%
Total crude oil sales ($MM)	$56.4	$12.6	348%	$55.9	1%

Production in the fourth quarter of 2021 increased 62% to 7,554 BOPD from 4,662 BOPD in the fourth quarter of 2020, primarily due to the Sasol Acquisition, and was down slightly from 7,694 BOPD in the third quarter of 2021. Sales volumes totaled 709,000 barrels in the fourth quarter of 2021, down 4% compared to 741,000 barrels in the third quarter of 2021, and up 144% compared to 290,000 barrels for the same period in 2020. The increase in volumes year-over year is primarily due to the additional ownership interest in the Etame field following the closing of the acquisition of Sasol’s 27.8% working interest on February 25, 2021 (the “Sasol Acquisition”). In the fourth quarter of 2021, realized pricing increased 6% compared to the third quarter of 2021, and 84% compared to the fourth quarter of 2020.

Costs and Expenses	Q4 2021	Q4 2020	% Change Q4 2021 vs. Q4 2020	Q3 2021	% Change Q4 2021 vs. Q3 2021
Production expense, excluding workovers ($MM)	$19.0	$6.6	189%	$21.4	(11)%
Production expense, excluding workovers ($/BO)	$26.82	$22.66	18%	$28.85	(7)%
Workover expense ($MM)	$4.5	$(0.1)	4,600%	$3.8	18%
Depreciation, depletion and amortization ($MM)	$4.1	$1.3	215%	$7.0	(41)%
Depreciation, depletion and amortization ($/BO)	$5.83	$4.37	33%	$9.41	(38)%
General and administrative expense, excluding stock-based compensation ($MM)	$2.2	$2.5	(12)%	$2.9	(24)%
General and administrative expense, excluding stock-based compensation ($/BO)	$3.08	$8.73	(65)%	$3.93	(22)%
Stock-based compensation expense ($MM)	$0.4	$2.2	(82)%	$-	100%
Current income tax expense ($MM)	$5.2	$2.0	160%	$5.5	(5)%
Deferred income tax benefit ($MM)	$(16.1)	$(2.8)	475%	$(22.7)	(29)%

Total production expense, excluding workovers, increased compared to the same period in 2020 primarily due to the increase in working interest associated with the Sasol Acquisition and was lower compared to the third quarter of 2021, primarily due to lower sales and the costs associated with the annual turnaround recorded in the third quarter of 2021.  Production expense for the fourth quarter of 2021 included approximately $0.6 million in additional costs related to proactive employee-related measures taken in response to the COVID-19 pandemic. VAALCO expects to benefit from production cost savings associated with the FSO conversion in late 2022.  Workover expense incurred in the fourth quarter of 2021 totaled $4.5 million, and in the third quarter of 2021 totaled $3.8 million.  VAALCO had two planned workovers completed in 2021, one in the fourth quarter and one in the third quarter, both of which were successfully completed.

Depreciation, depletion and amortization (“DD&A”) expense in the fourth quarter of 2021 on a per NRI barrel of crude oil sales basis was higher compared to the fourth quarter of 2020 due to higher depletable costs associated with the Sasol Acquisition.  There was a decrease in DD&A on a per NRI barrel of crude oil sales basis in the fourth quarter 2021 compared to the prior quarter driven by the positive revisions to reserves recognized in the fourth quarter of 2021.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the fourth quarter of 2021 was lower than both the third quarter of 2021 and the fourth quarter of 2020 primarily as a result of lower wages and salaries and lower legal costs.

Non-cash stock-based compensation expense for the fourth quarter of 2021 was $0.4 million. For the fourth quarter of 2021, stock-based compensation expense included non-SARs stock-based expense of $0.3 million and SARs related expense of $0.1 million. For the third quarter of 2021, stock-based compensation expense was not material.  For the fourth quarter of 2020 stock-based compensation expense was $2.2 million and was comprised of non-SARs related expense of $0.3 million and SARs related expense of $1.9 million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax benefit for the three months ended December 31, 2021 was $(10.9) million. This was comprised of $(16.1) million of deferred tax benefit and a current tax expense of $5.2 million.  Income tax benefit for the three months ended September 30, 2021 was $(17.2) million. This was comprised of $(22.7) million of deferred tax benefit and a current tax expense of $5.5 million. The deferred income tax benefit for the three months ended September 30, 2021 included a $(22.3) million deferred tax benefit from the partial reversal of the valuation allowance.    Income tax benefit for the three months ended December 31, 2020 was a benefit of $(0.8) million and included $(2.8) million of deferred tax benefit and a current tax expense of $2.0 million.  For all three periods, the overall effective tax rate was impacted by non-deductible items associated with operations and deducting foreign taxes rather than crediting them for United States tax purposes.

Financial Update - Full Year 2021

Reported net income for the full year 2021 of $81.8 million, or $1.37 per diluted share with Adjusted Net Income of $39.6 million, or $0.67 per diluted share. This compares to a net loss for the full year 2020 of $48.2 million, or $0.83 per diluted share while Adjusted Net Income was $9.0 million, or $0.16 per diluted share. The year-over-year increase in net income is primarily the result of increased sales and higher oil pricing and change in deferred tax benefits of $66.6 million. Also, in 2020 there was a $30.6 million impairment charge to crude oil and natural gas properties as a result of lower oil prices. The Company generated $85.8 million in Adjusted EBITDAX for the full year 2021 compared to $26.6 million in 2020. The increase was primarily the result of stronger revenues as a result of increased crude oil prices and higher sales volumes.

Production increased by 46% to 7,119 NRI BOPD or 2.6 MMBO for full year 2021 compared to the prior year, driven by the additional production associated with the Sasol acquisition. For the full year 2020, production was 4,853 NRI BOPD or 1.8 MMBO. For the full year 2021, VAALCO’s realized crude oil sales price was $70.66 per barrel, or 75% higher than $40.29 per barrel that was realized for full year 2020. Sales volumes increased 67% to 2.7 MMBO in 2021 from 1.6 MMBO in 2020.

For the full year 2021, total production expense, excluding workovers, increased to $72.6 million compared to $34.8 million in 2020. The increase was primarily driven by higher sales and costs associated with the Sasol acquisition. The production expense rate per barrel of crude oil sales, excluding workover costs, was $26.77 in 2021 and $21.38 in 2020. Workover expense for 2021 totaled $8.7 million and for 2020 totaled $2.5 million.

For the full year 2021, G&A, excluding stock-based compensation, was $12.3 million, an increase of 16% compared with full year 2020 G&A, excluding stock-based compensation, of $10.6 million. The increase year-over-year was primarily due to additional severance costs associated with changes in key personnel. G&A includes $2.5 million and $0.1 million of stock-based compensation expense for the years ended December 31, 2021 and December 31, 2020, respectively, that was primarily expense related to SARs.

Capital Investments/Balance Sheet

For the fourth quarter of 2021, net capital expenditures, excluding acquisitions, totaled $8.1 million on a cash basis which included expenditures related to drilling the Etame 8H-ST well, additional long-lead items for the 2021/2022 drilling program and FSO conversion related costs. VAALCO invested $25.5 million on an accrual basis during the quarter. For the full year 2021, the Company invested $16.6 million in cash basis capital expenditures, and $36.5 million on an accrual basis. Additionally, VAALCO invested $22.5 million in the Sasol Acquisition in early 2021.

At the end of the fourth quarter of 2021, VAALCO had an unrestricted cash balance of $48.7 million which includes $3.2 million of cash attributable to net non-operating joint venture owner advances. The year-end cash balance did not include the proceeds from the December 2021 lifting of $22.5 million which were received in January 2022. Working capital at December 31, 2021 was $4.0 million compared with $0.8 million at

September 30, 2021 and $11.4 million at December 31, 2020. Adjusted Working Capital(1) at December 31, 2021 was $13.7 million and $13.5 million at September 30, 2021, and $24.3 million at December 31, 2020.

Cash Dividend Policy

In the fourth quarter of 2021, the Board of Directors approved a cash dividend policy of $0.0325 per common share per quarter (full year 2022 annualized of $0.13 per share). The first dividend is payable on March 18, 2022 to stockholders of record at the close of business on February 18, 2022. Subject to approval by the Board of Directors, the Company expects another quarterly dividend will be declared for the second quarter of 2022.

Hedging

The Company entered into several hedging contracts in 2021 with the goal of ensuring cash flow generation to fund the 2021/2022 drilling campaign and FSO conversion. The Company has continued to opportunistically hedge a portion of its expected production in 2022 to lock in strong cash flow generation to assist in funding its capital program and dividend.  At the end of January 2022, legacy hedges of 60,794 barrels of oil (“BO”) per month priced at $53.10 per barrel of dated Brent, expired. VAALCO added hedges in January 2022 for 125,000 BO per month for July, August, September 2022 at a dated Brent price of $76.53 per BO, and 78,000 BO per month for April, May and June 2022 at a dated Brent price of $85.01 per BO.

At December 31, 2021, the unexpired commodity swaps were for an underlying quantity of 712 Mbbls and had a fair value of $4.8 million and is reflected in “Accrued liabilities and other” line of the consolidated balance sheet.

See the following table for the unexpired barrels as of March, 2022.

0

Settlement Period	Type of Contract	Index	Barrels	Weighted Average Price
March 2022 to June 2022	Swaps	Dated Brent	460,000	$72.00
April 2022 to June 2022	Swaps	Dated Brent	234,000	$85.01
July 2022 to September 2022	Swaps	Dated Brent	375,000	$76.53
			1,069,000

2022 Guidance

VAALCO has provided initial guidance for the first quarter and full year 2022. Production for the first quarter 2022 is expected to be between 8,000 and 8,300 NRI BOPD, or 9,200 to 9,550 WI BOPD. Full year 2022 production is expected to be between 9,500 and 10,500 NRI BOPD, or 10,900 to 12,050 WI BOPD.

Production expense, excluding workovers, is expected to be $17.5 to $19.0 million, or $28.00 to $31.00 per barrel of oil sales for the first quarter, and $73.0 to $83.0 million, or $19.50 to $22.50 per barrel of oil sales for the full year 2022. VAALCO expects to benefit from production cost savings associated with the FSO conversion in late 2022.  The Company is currently projecting one workover for the year, as such, the total cost for workovers is expected to be between $2 and $4 million, net to VAALCO.  Cash G&A is expected to be between $2.5 and $3.5 million for the first quarter and $9.5 to $12.5 million for the full year 2022.

Guidance for capital expenditures net to VAALCO for the first quarter are $36.0 to $44.0 million and $90.0 to $110.0 million for the full year of 2022, which includes its 2022 drilling program and costs associated with the FSO conversion and related field reconfiguration. The Company is expected to complete four wells as part of its 2021/2022 drilling campaign. VAALCO expects to fund its 2022 capital expenditures fully from cash on hand and cash flow from operations.

The Company has provided all of its guidance metrics in the Q4 2021 Supplemental Information presentation that will be posted to its website tomorrow morning prior to the conference call.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2021 financial and operating results on Thursday March 10, 2022, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741.  Participants should request to be joined to the “VAALCO Energy Fourth Quarter 2021 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 125 million barrels of crude oil and of which the Company is the operator. VAALCO also owns a working interest on Block P in Equatorial Guinea.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / James Husband / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including its impact on global demand for crude oil and crude oil prices, the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, future production quotas imposed by Gabon, disruptions in global supply chains, quarantines of VAALCO’s workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021/2022 drilling campaign, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, the payment of dividends, its ability to restore production in non-producing wells, its ability to effectively replace the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, the ability of the BWE Consortium to successfully execute its business plan; future acquisitions, capital expenditures, future drilling plans,  interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of future production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Non-GAAP Financial Measures

This press release contains crude oil and natural gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

PV-10 Value and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows.  PV-10 values for both SEC reserves and 2P CPR reserves have been calculated using SEC pricing assumptions in the case of SEC reserves and using VAALCO’s management assumptions for escalated crude oil price and cost in the case of 2P CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 on an SEC basis and 2P CPR basis includes the effect of income taxes, and the PV-10 on an SEC basis is the same as its standardized measure for the periods presented herein.  Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.

VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves.  Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

2P CPR Reserves

2P CPR reserves represent proved plus probable estimates as reported by NSAI and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021. As a result, 2P CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P CPR reserves and the PV-10 value for 2P CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

•

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2022 : $70.00 escalated 2% per year thereafter through 2031;

•	Lease operating expenses are not escalated in the SEC case, while for the 2P CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

Management uses 2P CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 2P CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare the Company’s reserve information to other London Stock Exchange-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 2P CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on the Company’s SEC proved reserves and consider 2P CPR reserves only supplementally.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of December 31, 2021	As of December 31, 2020
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$48,675	$47,853
Restricted cash	79	86
Receivables:
Trade, net	22,464	—
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	345	3,587
Other, net	9,977	4,331
Crude oil inventory	1,593	3,906
Prepayments and other	5,156	4,215
Total current assets	88,289	63,978

Crude oil and natural gas properties, equipment and other - successful efforts method, net	94,324	37,036
Other noncurrent assets:
Restricted cash	1,752	925
Value added tax and other receivables, net of allowance of $5.7 million and $2.3 million, respectively	5,536	4,271
Right of use operating lease assets	10,227	22,569
Deferred tax assets	39,978	—
Abandonment funding	21,808	12,453
Other long-term assets	1,176	—
Total assets	$263,090	$141,232
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,797	$16,690
Accounts with joint venture owners	3,233	4,945
Accrued liabilities and other	49,444	17,184
Operating lease liabilities - current portion	9,642	12,890
Foreign income taxes payable	3,128	860
Current liabilities - discontinued operations	13	7
Total current liabilities	84,257	52,576
Asset retirement obligations	33,949	17,334
Operating lease liabilities - net of current portion	587	9,671
Other long-term liabilities	—	193
Total liabilities	118,793	79,774
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 69,562,774 and 67,897,530 shares issued, 58,623,451 and 57,531,154 shares outstanding, respectively	6,956	6,790
Additional paid-in capital	76,700	74,437
Less treasury stock, 10,939,323 and 10,366,376 shares, respectively, at cost	(43,847)	(42,421)
Retained earnings	104,488	22,652
Total shareholders' equity	144,297	61,458
Total liabilities and shareholders' equity	$263,090	$141,232

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2021	December 31, 2020	September 30, 2021	2021	2020
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$56,379	$12,557	$55,899	$199,075	$67,176
Operating costs and expenses:
Production expense	23,495	6,456	25,208	81,255	37,315
Exploration expense	293	3,572	479	1,579	3,588
Depreciation, depletion and amortization	4,132	1,266	6,970	21,060	9,382
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
General and administrative expense	2,545	4,744	2,940	14,766	10,695
Bad debt expense and other	61	25	318	875	1,165
Total operating costs and expenses	30,526	16,063	35,915	119,535	92,770
Other operating income (expense), net	—	(786)	46	(440)	(1,669)
Operating income (loss)	25,853	(4,292)	20,030	79,100	(27,263)
Other income (expense):
Derivative instruments gain (loss), net	(1,756)	(6)	(5,147)	(22,826)	6,577
Interest income, net	1	5	3	10	155
Other, net	(594)	(34)	(328)	3,494	129
Total other income (expense), net	(2,349)	(35)	(5,472)	(19,322)	6,861
Income (loss) from continuing operations before income taxes	23,504	(4,327)	14,558	59,778	(20,402)
Income tax expense (benefit)	(10,884)	(789)	(17,183)	(22,156)	27,681
Income (loss) from continuing operations	34,388	(3,538)	31,741	81,934	(48,083)
Loss from discontinued operations, net of tax	(26)	(57)	(20)	(98)	(98)
Net income (loss)	$34,362	$(3,595)	$31,721	$81,836	$(48,181)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.58	$(0.06)	$0.53	$1.38	$(0.83)
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.58	$(0.06)	$0.53	$1.38	$(0.83)
Basic weighted average shares outstanding	58,613	57,493	58,586	58,230	57,594
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.58	$(0.06)	$0.53	$1.37	$(0.83)
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.58	$(0.06)	$0.53	$1.37	$(0.83)
Diluted weighted average shares outstanding	59,002	57,493	58,916	58,755	57,594

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$81,836	$(48,181)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of tax	98	98
Depreciation, depletion and amortization	21,060	9,382
Bargain purchase gain	(7,651)	—
Impairment of proved crude oil and natural gas properties	—	30,625
Other amortization	—	181
Deferred taxes	(39,978)	24,159
Unrealized foreign exchange (gain) loss	(291)	91
Stock-based compensation	2,459	114
Cash settlements paid on exercised stock appreciation rights	(3,271)	(275)
Derivative instruments (gain) loss, net	22,826	(6,577)
Cash settlements received (paid) on matured derivative contracts, net	(18,020)	7,216
Bad debt expense and other	875	1,165
Other operating loss, net	440	869
Operational expenses associated with equipment and other	2,415	1,601
Cash advance for other long-term assets	(1,176)	—
Change in operating assets and liabilities:
Trade receivables	(11,308)	14,335
Accounts with joint venture owners	1,594	4,016
Other receivables	(9,736)	1,405
Crude oil inventory	5,022	(2,834)
Prepayments and other	1,617	(1,126)
Value added tax and other receivables	(1,593)	(1,268)
Accounts payable	(922)	(842)
Foreign income taxes receivable/payable	2,268	(4,880)
Accrued liabilities and other	1,645	(1,383)
Net cash provided by continuing operating activities	50,209	27,891
Net cash used in discontinued operating activities	(92)	(441)
Net cash provided by operating activities	50,117	27,450
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(16,558)	(20,008)
Acquisition of crude oil and natural gas properties	(22,505)	(4,320)
Net cash used in continuing investing activities	(39,063)	(24,328)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(39,063)	(24,328)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	1,369	63
Treasury shares	(1,426)	(992)
Net cash used in continuing financing activities	(57)	(929)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(57)	(929)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	10,997	2,193
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	61,317	59,124
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$72,314	$61,317

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics (Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2021	December 31, 2020	September 30, 2021	2021	2020
NRI SALES DATA
Crude oil (MBbls)	709	290	741	2,711	1,627
NRI PRODUCTION DATA
Crude oil (MBbls)	695	429	708	2,599	1,776
Average daily production volumes (BOPD)	7,554	4,662	7,694	7,119	4,853

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$77.31	$42.07	$73.02	$70.66	$40.29
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$33.14	$22.26	$34.02	$29.97	$22.93
Production expense, excluding workovers*	26.82	22.66	28.85	26.77	21.38
Depreciation, depletion and amortization	5.83	4.37	9.41	7.77	5.77
General and administrative expense**	3.59	16.36	3.97	5.45	6.57
Property and equipment expenditures, cash basis (in thousands)	$8,099	$(2,309)	$4,158	$16,558	$20,008

*Workover costs excluded from the three months ended December 31, 2021 and 2020 and September 30, 2021 are $4.5 million, $(0.1) million and $3.8 million, respectively. Workover costs excluded from the year ended December 31, 2021 and 2020 are $8.6 million and $2.5 million, respectively.

**General and administrative expenses include $0.51, $7.62 and $0.03 per barrel of oil of sales of stock-based compensation expense in the three months ended December 31, 2021, and 2020 and September 30, 2021, respectively. General and administrative expenses include $0.91 and $0.06 per barrel of oil of sales of stock-based compensation expense for the years ended December 31, 2021, and 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted

EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	December 31, 2021	December 31, 2020	September 30, 2021	2021	2020
Net income (loss)	$34,362	$(3,595)	$31,721	$81,836	$(48,181)
Adjustment for discrete items:
Discontinued operations, net of tax	26	57	20	98	98
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Unrealized derivative instruments loss (gain)	(6,075)	6	961	4,806	639
Gain on Sasol Acquisition, net	302	—	—	(5,189)	—
Deferred income tax expense (benefit)	(16,067)	(2,813)	(22,699)	(42,438)	24,159
Other operating (income) expense, net	—	786	(46)	440	1,669
Adjusted Net Income (Loss)	$12,548	$(5,559)	$9,957	$39,553	$9,009

Diluted Adjusted Net Income (Loss) per Share	$0.21	$(0.10)	$0.17	$0.67	$0.16
Diluted weighted average shares outstanding (1)	59,002	57,493	58,916	58,755	57,594

(1)	No adjustments to weighted average shares outstanding

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	December 31, 2021	December 31, 2020	September 30, 2021	2021	2020
Net income (loss)	$34,362	$(3,595)	$31,721	$81,836	$(48,181)
Add back:
Impact of discontinued operations	26	57	20	98	98
Interest income, net	(1)	(5)	(3)	(10)	(155)
Income tax expense (benefit)	(10,884)	(789)	(17,183)	(22,156)	27,681
Depreciation, depletion and amortization	4,132	1,266	6,970	21,060	9,382
Exploration expense	293	3,572	479	1,579	3,588
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Non-cash or unusual items:
Stock-based compensation	361	2,211	25	2,459	114
Unrealized derivative instruments loss (gain)	(6,075)	6	961	4,806	639
Gain on Sasol Acquisition, net	302	—	—	(5,189)	—
Other operating (income) expense, net	—	786	(46)	440	1,669
Bad debt expense and other	61	25	318	875	1,165
Adjusted EBITDAX	$22,577	$3,534	$23,262	$85,798	$26,625

(in thousands)
Reconciliation of Working Capital to Adjusted Working Capital	As of December 31, 2021	As of December 31, 2020	Change
Current assets	$88,289	$63,978	$24,311
Current liabilities	(84,257)	(52,576)	(31,681)
Working capital	4,032	11,402	(7,370)
Add: operating lease liabilities - current portion	9,642	12,890	(3,248)
Add: current liabilities - discontinued operations	13	7	6
Adjusted Working Capital	$13,687	$24,299	$(10,612)